Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145326 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements of Quicksilver Gas Services LP and subsidiaries, and the effectiveness of Quicksilver Gas Services LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quicksilver Gas Services LP and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
March 2, 2009